Blue Sphere Corporation 8-K

EXHIBIT 10.1

LONG TERM MEZZANINE LOAN AGREEMENT

This Long Term Mezzanine Loan Agreement (“Agreement”) is entered into on this 18 day of August 2015 by and between:

1.

Bluesphere Italy SRL, a private limited liability company organized and existing under the laws of Italy under registration no. 2067596, having its registered office at Milan, Corso G. Matteotti 1, and established by BSC, via Eastern Sphere, as the investment vessel and a holding company (“Borrower”);

2.

Blue Sphere Corporation, a publically traded company incorporated under the laws of Nevada, USA (“BSC”);

3.

Eastern Sphere Ltd., a company incorporated under the laws of Israel established and fully owned by BSC (“Eastern Sphere”); and

4.

Helios Italy Bio-Gas 1 L.P, a limited partnership organized under the laws of the State of Israel (partnership number [_] of Hakfar Hayarok Street, Ramat Hasharon, Israel (“Lender”).

 Each of the Borrower, BSC, Eastern Sphere and the Lender may be referred to as a “Party” separately and the “Parties” jointly.

WHEREAS	The Borrower is a special purpose company fully owned (100%) by BSC, via Eastern Sphere; and

WHEREAS	The Borrower intends to enter into several share purchase agreements pursuant to and at the closing of which the Borrower will acquire, 100% of the issued and outstanding share capital (on a fully diluted basis) of several special purpose companies owning Biogas Power Plants each of 1MW located in Italy; and

WHEREAS	The Lender is limited partnership whose initial Limited Partner is Helios E.M. Investment L.P. (“Helios”) and both the Lender’s and Helios’ General Partner is Helios General Partner LTD an Israeli corporation number [_]; and

WHEREAS	Helios and BSC have entered into a Term Sheet dated November 12, 2014 (“Term Sheet”) pursuant to which Helios (through its affiliate) will make available a mezzanine facility to the Borrower in connection with the transaction contemplated above; and

WHEREAS	In order to finance a portion of the initial consideration amount for the transactions contemplated by the above mentioned share purchase agreements, Lender will make available a mezzanine facility to the Borrower, all in accordance with the terms of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.

DEFINITIONS

1.1.

Capitalised terms shall have the meanings ascribed to such terms throughout this Agreement and in addition, the following terms shall have the following meanings:

Affiliate	(a) In respect of a natural person, the immediate family of such person; and (b) in respect to a legal person other than a natural person, an entity with Control, under the Control of by or under common Control with such person.
Applicable Law	Any law, treaty, statute, regulation, ordinance, rule, judgement, decision, official order, judicial order, court decision, writ, decree, approval, binding directive, requirement or other governmental restriction whether in effect as of the date hereof or thereafter and in each case as amended, re-enacted or replaced.
Broker Fee	Claudio Peraino and Giza Singer Even - broker fee of up to 120,000 Euro per SPC.
Business Plan

means:

(a)  on or before the effective date of this Agreement, the Financial Model; and

(b)  at any time thereafter, the Financial Model as updated, revised, amended or replaced from time to time, and as approved by the Lender in writing, all as further detailed under Section 10.16 below;

Arbitrator	Adam Eitan or as otherwise agreed between the Parties.

2

Bank Account	The Borrower’s bank account with Bank [_______], branch [_______], account no. [_______], located at [______].
Bank Account Pledge	A first degree fixed pledge over the Bank Account in the standard form provided by the Bank.
Business Day	Any day other than: (a) Friday; (b) Saturday; (c) Sunday ; (d) a day on which banking institutions licensed in the State of Israel or in the State of Italy are required or authorised to be closed, nor any day which is recognised by the Bank of Israel as not being a business day.
Budget Versus Actual Report	A report in a form as shall be agreed mutually upon between the Parties within 90 days of the first SPA Closing, for the 12 months period until the date of issuance of the Budget Versus Actual Report setting forth all actual revenues, expenses and cash flow of each of the SPCs and the Borrower versus the budget for the respective period.
Control	The power, direct or indirect, to direct or cause the direction of the management and policies of an entity whether by voting power, contract or otherwise.
Distributions	Any payment by the Borrower to any shareholder of the Borrower, or any Related Party thereof and including, without limitation:
(a) any dividend or other distribution (in cash or in kind) on or in respect of any of the shareholdings in the Borrower;
(b) any payment or repayment in connection with any loans provided to the Borrower or redemption of any capital notes issued by the Borrower;
(c) any other payment of monies or in respect of any liability under any agreement with the Borrower for any sums owing to a shareholder of the Borrower or any Related Party thereof

3

Distributions Bank Account	With respect to each SPC, the bank account of the SPC from which the SPC makes distributions to its shareholders.
Equity Pledge	The pledge over Eastern Sphere shareholdings in the Borrower (constituting the entire share capital of the Borrower), which shall be registered in Italy, in the form attached hereto as Schedule B.
Event of Default	Any of the events set out in Section 12 below.
Field of Operation	Acting in the capacity of an investment vessel in the field of waste to energy in Italy as holding company of the SPCs, including providing of finance for the acquisition of the holding in the SPCs subject to the terms of this Agreement.
Final Repayment Date

In respect to each Loan made under the Mezzanine Facility :

the date falling no later than the earlier of the following: (a) 13 (thirteen) years and 6 (six) months from the date of making the Loan available to the Borrower; and (b) the date of expiration of the Feed in Tariff license granted to the Plant for which the corresponding Loan was made available.

First Repayment Date	As defined in Section 4.2 below.
Government Authority	Any government and/or governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative or administrative body or entity, domestic or foreign, federal, national, state, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

4

Financial Model	The Financial Model in relation to the Borrower (on a per SPC basis and consolidated basis) and including the business plan of the Borrower as of the date of each Loan Closing as shall be approved by the Lender.
Initial SPA Consideration	With respect to each SPA – the consideration to be paid by the Brower to the Seller pursuant to the SPA upon SPA Closing date; for the removal of doubt – excluding any additional consideration or payment to be paid by Borrower to the Seller following SPA closing date (such as the Second Consideration Payment).
Interest Rate	As defined in Section 6.5.1
Interest Period	As defined in Section 6.5.1.
Lender’s Project Approval	The prior written approval of the Lender for investment of the Borrower in each SPC provided in accordance with Section 3.1.1 below. The Lender’s Project Approval has been provided for the first four SPC’s to be purchased, as detailed in Schedule E.
ADSCR	The annual debt service cover ratio which shall, for any 12 month period, be the ratio of A:B where:
	A -	is the available free cash flow of the Borrower for the relevant period; and
	B -	is the sum of all payments due by the Borrower under this Agreement for the relevant period, including principal, interest and the Operation Fee.
Loan(s)	A drawdown made by the Borrower from the Lender under any Mezzanine Facility or (if the context so requires) the principal amount outstanding for the time being of that loan.

5

Loan Closing	With respect to each of the Loans - the closing of the transaction subject matter and utilization of the Loan, according to the procedure set forth in Section 3.2 below.
Loan Closing Date	As defined in Section 3.2. 3.1.13 below.
Material Adverse Change	Any event, occurrence, change or effect of any nature that, individually or in the aggregate, has a material adverse effect on:
	(a)	a deviation of 10% from the annual free cash flow under the Financial Model on a three year average basis;
	(b)	the ability of the Borrower to perform its material obligations under any Mezzanine Document;
	(c)	the validity or enforceability of any Mezzanine Document;
	(d)	the validity, enforceability or priority of any security under the a Mezzanine Facility Securities.
Mezzanine Documents	Each of:
	(a)	this Agreement;
	(c)	the Mezzanine Securities and the forms for registration thereof;
	(d)	the Subordination Agreement, attached hereto as Schedule G;
	(f)	any agreement or instrument entered into or executed pursuant to and as expressly contemplated by any of the above agreements; and
	(e)	any other document designated as such by the written agreement of the Lender and the Borrower.

6

Mezzanine Facility	A mezzanine facility up to an aggregate principal amount of 5,000,000 (five million) Euro.
Mezzanine Securities	Each of:
(a) the Bank Account Pledge;
(b) the Equity Pledge;
(c) the irrevocable notice regarding SPCs Distributions;
(d) appointment of the Participator (pursuant to Section 3.2.3 below);
(e) The nomination of the authorized signatories in the Bank Account, the Proceed Bank Accounts and the Distribution Bank Accounts pursuant to Section 3.2.2 below.
(f) and any other document designated as such by the written agreement of the Lender and the Borrower.
Operation Fee	As defined in Section 6.2.
Operations Bank Account	With respect to each SPC, the bank account of the SPC from which the SPC makes payments for its operations.
Organisational Documents	Organisational documents including without limitation, the memorandum of association, articles of association and shareholders’ agreement, joint venture agreement, partnership agreement and general partner governing documents, of such entity, as applicable, attached hereto as Schedule C.
Mandate to Sell	Mandate to Sell Agreement attached hereto as Schedule H.
Plants or Projects	Biogas Power Plants each of up to 1MW located in Italy, the acquisition thereof, via the SPCs, by the Borrower, pursuant to the Sale Agreements as are listed in Schedule E.

7

Prepayment Fee	As such terms is defined in section 5.3.4.
Proceed Bank Account	With respect to each SPC, the bank account of the SPC to which all payments due to the SPC for electricity generated in the Plant owned by the SPC are been paid.
Project Authorisations	Any authorisations, permits, licences, consents or approvals required to be held in connection with the ownership, operation and maintenance of the Plants.
Related Party	With respect to any entity, its shareholders, partners, or other owners and any Affiliates thereof;
Repayment Date	Each quarterly date for the payment of outstanding principal amounts hereunder (together with accrued interest thereon) as set out in Section 4.1 below.
Repayment Instalments	As defined in Section 4.1 below.
Repayment Schedule	As defined in Section 4.1 below.
Second Consideration Payment	Additional consideration payments due to the Seller pursuant to the SPA, following the Initial Consideration Payment.
Security Interests	Any interest or equity of any person (including any right to acquire, option, or right of pre-emption) or any mortgage, charge, pledge, lien, attachment, assignment or any other encumbrance, security interest, arrangement or similar third party right of any nature over or in the property to which such interest relates.
SPA	Each of the Share Purchase Agreements the Brower shall enter into, as shall be approved in advance by the Lender, for the purpose of acquiring holdings in SPCs;

8

SPA Closing	The closing as defined in the relevant SPA;
SPC(s)	Each of the entities implementing the Projects (and holding the electricity production licenses in respect thereto), as listed in Schedule E.
SPCs Distributions	Any payment by an SPC to any shareholder of the SPC, or any Related Party thereof and including, without limitation:
(a) any dividend or other distribution (in cash or in kind) on or in respect of any of the shares held by the Borrower in the SPC;
(b) any payment or repayment in connection with any loans provided to the Borrower to a SPC or redemption of any capital notes issued by the a SPC;
(c) any other payment of monies or in respect of any liability under any agreement with an SPC, for the avoidance of doubt, any sums owing to a shareholder of the SPC or any Related Party thereof in its capacity as:
(i) the provider of general and administrative management services.
SPCs’ Finance Documents	The facility agreements entered into by each of the SPCs with senior lenders prior to the engagement of the Borrower in each SPA for the provision of senior financing for the Plants, together with any replacement or amendment to such agreements which have been approved in advance and in writing by the Lender pursuant to the terms of this Agreement.
Suggested Business Plan	As defined in Section 10.16 below;
Tax	Any present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever (including, without limitation, taxes concerning income, capital gains, sales, value added, franchise, withholding, payroll, employment, national insurance and health, social security, severance, stamp or property tax) together with linkage differentials, interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof.

9

Tax Deduction	A deduction or withholding for or on account of Tax from a payment hereunder.
Transfer	Any transfer, assignment, sale, creation of a Security Interest or other disposition of similar nature.
Trustee	Fischer Behar Chen Trustees Ltd.
VAT Bank Account	With respect to each SPC, the bank account of the SPC from which the SPC makes VAT payments.

1.2.

Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3.

The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4.

The recitals and Schedules hereto form an integral part of this Agreement. The following table sets forth the Schedules to this Agreement:

Schedule A	Reserved
Schedule B	Equity Pledge
Schedule C	Organizational Documents
Schedule D	Reserved

10

Schedule E	Plants and SPC’s
Schedule F	Reserved
Schedule G	Form of Subordination Agreement
Schedule H	Mandate to Sell
Schedule I	Legal Opinion
Schedule J	Reserved
Schedule K	Irrevocable Instructions Regarding SPC’s Distributions
Schedule L	Reserved
Schedule M	Form of Borrower’s Officer’s Certificate
Schedule N	Financial Model (including Repayment Schedule and Operation Fee)
Schedule O	Budget Versus Actual Report
Schedule P	Signatories
Schedule Q	Reserved
Schedule R	Reserved

2.             MEZZANINE FACILITY AND LOANS

2.1.

Subject to the terms of this Agreement, the Lender shall make available to the Borrower the Mezzanine Facility in accordance with the terms of this Agreement.

2.2.

Subject to the satisfaction, or waiver by Lender, of the conditions precedent set out in Section 3.1 below, Lender shall make long term Mezzanine Loans available to the Borrower, in EURO, as specified below, provided that the aggregate amount of the Mezzanine Loans shall not exceed the Mezzanine Facility amount of 5,000,000 (five million) Euro, and in accordance with the following:

2.2.1.          The Lender shall make long term Mezzanine Loans available to the Borrower, in EURO of: (i) 90 (ninety) percent of the Initial SPA Consideration and the Broker Fee for each of the first 4 (four) Plants and any taxes associated with registration of the Equity Pledge; and (ii) 80 (eighty) percent of the Initial SPA Consideration and Broker Fee and any taxes associated with registration of the Equity Pledge for up to three (3) subsequent Plants (the “Subsequent Plants”) to be purchased from Volteo Energie S.p.A. all subject to the maximum Mezzanine Facility amount as set forth above and to the conditions precedent set out in Section 3.1 below.

11

2.2.2.          No later than within 90 days following Loan Closing, the Lender shall instruct BSC in writing whether: (i) BSC shall remit to the Borrower, a sum equal to 10 (ten) percent of the Initial SPA Consideration and the Broker Fee, and shall cause the Borrower to repay such funds to the Lender, so that following such remittance and repayment, the Lender’s financing shall constitute 80 (eighty) percent of the Initial SPA Consideration for all Plants; or (ii) it does not request BSC to remit the abovementioned 10 (ten) percent and subsequently it shall have the right to reduce its portion of the Loan as set forth in Section 2.2.1(ii) to seventy (70)-eighty (80) percent for any Subsequent Plants and the remaining amount shall be provided by BSC.

2.2.3.          Lender shall remit the Mezzanine Loans to the Borrower by wire transfer to the Bank Account.

2.3.

The Borrower shall use each of the Mezzanine Loans solely to finance a portion of the Initial SPA Consideration payable by Borrower to the seller pursuant to the corresponding SPA as well as for the Broker Fee, and the Borrower shall not be entitled to use the Mezzanine Loans for any other purpose.

2.4.

Each of the Plants shall be approved by the Lender in writing by the issuance of a Lender Project Approval, at its sole discretion. Such approval was already received for the plants set forth in Schedule E.

2.5.

Any additional payments due to the Seller pursuant to the corresponding SPA and any other additional cash investments in the SPC’s or in the Borrower shall be provided solely by the Borrower and/or Eastern Sphere and/or BSC and in accordance with the terms of this Agreement and the Lender shall have no responsibility and/or liability in connection therewith.

12

2.6.

On the Loan Closing Date each SPC shall maintain a sum equal to €160,000 (one hundred and sixty thousand Euro) of Net Assets (as defined in each SPA) per SPC (the “Reserved Amount”). No later than 90 days following each SPA Closing each SPC shall transfer such Reserved amount to the Borrower, which shall be used solely for the payment of the Second Consideration Payments pursuant to each SPA and shall be maintained at all times until such payment has been completed. In the event that on the transferring date of the Reserved Amount the applicable Reserve Amount of a SPC possesses less than the full amount of the Reserve Amount, the Lender and BSC hereby undertake to deposit in the Bank Account, the sum in cash necessary to complete the full amount of the Reserve Amount, each in accordance to its portion of the financing (80-20), provided that the Reserved Amount is not less than 100,000 Euro per SPC. In the event that the Reserve Amount is less than 100,000 Euro per SPC, BSC shall furnish the balance up to 100,000 Euro and the remaining shall be covered 80-20.

3.             CLOSING

3.1.

The obligations of Lender to consummate the transactions contemplated hereby in relation to the Mezzanine Facility, are subject to the fulfilment, prior to or at each of the Loan Closing Dates, of each of the following conditions in relation to each SPA and each Loan (any or all of which may be waived in writing by Lender at its sole discretion):

3.1.1.           The Lender has reviewed and approved with respect to each of the Plants: the terms of the investment, the Financial Model, the due diligence (including conducting its own due diligence if so desired by the Lender) and in its sole and absolute discretion has provided the Borrower with the Lender’s Project Approval with regard to each Plant; it being clarified that the condition set forth in this Section 3.1.1 has been fulfilled with respect to each of the first 4 (four) Plants to be purchased, as specified in Schedule E.

3.1.2.           Each SPA has been approved by the Lender in its sole discretion and has been signed prior to December 31, 2015; it being clarified that the condition set forth is this Section 3.1.2 has been fulfilled with respect to each of the first 4 (four) Plants to be purchased, as specified in Schedule E.

13

3.1.3.           the representations and warranties of the Borrower were true and correct when made and shall be true and correct at the Loan Closing as though made again at each of the Loan Closing Date;

3.1.4.           the Borrower shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Loan Closing;

3.1.5.           all conditions precedent to the relevant SPA Closing other than the payment of the consideration thereunder, have been met and complied with such that the SPA Closing shall occur simultaneously with the Loan Closing;

3.1.6.           all Mezzanine Documents (other than this Agreement, and the nomination of the authorized signatories in the Proceed Bank Accounts and Distribution Bank Accounts, which shall be completed no later than 14 Business Days following the Loan Closing Date) have been duly executed by all parties thereto and shall be delivered simultaneously to the delivery of an executed copy of this Agreement;

3.1.7.           no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any Government Authority which to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement, or consummation of the transactions contemplated hereby;

3.1.8.           no Material Adverse Change has occurred between the date of execution of this Agreement and each Loan Closing Date.

3.1.9.           the Mezzanine Securities, other than the nomination of the authorized signatories in the Proceed Bank Accounts and Distribution Bank Accounts have been duly signed, filed and registered with all relevant Government Authorities required in order to perfect such Security in accordance with Applicable Law and Borrower shall have delivered to Lender certificates of registration and perfection thereof.

3.1.10.         BSC shall have made an equity investment in the Borrower, in EURO, of at least 10% of the payment due on SPA Closing of each initial four (4) Project as set forth in Schedule E attached hereto and any other investment due in the Borrower to meet its obligations to date;

14

3.1.11.         BSC shall have made an equity investment in the Borrower, in EURO, of at least 20% of the payment due on SPA Closing of each Subsequent Project, as set forth in Section 2.2.1 above;

3.1.12.         The Borrower is in possession of all sums (provided it receives the Loans hereunder) required in order to meet its commitments toward the Seller and for completion of acquisition of the share capital of the SPC’s as described under the respective SPA’s. The Reserve Amount shows sum equal to 160,000 Euro of Net Assets per SPC (as such term is defined in the SPAs)

3.1.13.         The Framework Guaranteed EBITDA Agreement has been executed by BSC and Austep. The plant guaranteed EBITDA agreements of the Projects (“Plant Guaranteed EBITDA Agreements”) will be executed by Austep and each SPC no later than 7 Business Days following each SPA Closing.

3.1.14.         The Mandate to Sell and all signed consents and deeds required for the transfer of the shares of the Borrower, which are subject to the Equity Pledge, has been granted and delivered by the Borrower to the Agent.

3.2.

Closing Procedure

Subject to Borrower providing Lender with prior written notice of at least 21 days, the closing of the transactions in relation to each Loan (the “Loan Closing”) shall occur one week prior to the closing of each of the SPA, following satisfaction or waiver of all the conditions precedent to Loan Closing, or at such other time, date and place as may be agreed by the Parties in writing (the time and date of the Loan Closing being herein referred to as the “Loan Closing Date”).

Immediately prior to Loan Closing, the Borrower shall deliver to the Lender a certificate signed by an officer of the Borrower, in the form attached as Schedule M, confirming that all conditions precedent to the Loan Closing as set out in Section 3.1 above have been met and complied with.

At the Loan Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

3.2.1.           The Borrower shall deliver to Lender original certificates evidencing registration and perfection of the Mezzanine Securities other than the nomination of the authorized signatories in the Proceed Bank Accounts and Distribution Bank Accounts;

15

3.2.2.           The Borrower shall deliver to Lender approvals of the Board of Directors of the Borrower and the relevant SPC no later than 14 Business Days following the Loan Closing Date, evidencing the nomination of the authorized signatories on behalf of the Lender and the relevant SPC in the Bank Account, Proceed Bank Accounts and Distribution Bank Accounts; and shall deliver to Lender approvals of the relevant banks to the Lender’s satisfaction, evidencing receipt of documents nominating the authorized signatories on behalf of the Lender and the relevant SPC in the Bank Account, Proceed Bank Accounts and Distribution Bank Accounts no later than 30 Business Days following the Loan Closing Date as set forth in Section 10.11.2.

3.2.3.           The Borrower shall deliver to Lender an irrevocable instructions notice to the relevant SPC in the from attached hereto as Schedule K, that: (a) all SPC Distributions to the Borrower shall be payable solely to the Bank Account; and (b) the Participator, as an observer to the Board of Directors of each SPC and of the Borrower, on behalf of the Lender, shall be invited to any such meeting and shall have the information rights as set forth in Schedule K.

3.2.4.           The Borrower shall deliver to Lender legal opinions addressed to the Lender by the external legal counsels of the Borrower in Italy, in the form attached hereto as Schedule I.

3.2.5.           The Borrower shall deliver to Lender the Subordination Agreement attached hereto as Schedule G, duly signed by the Borrower, Eastern Sphere and BSC.

3.2.6.           The Borrower shall deliver to Lender certified copies of the resolutions of BSC, Eastern Sphere and Borrowers relevant corporate bodies required for approving the execution, delivery and performance of the Mezzanine Documents and all other documents and actions contemplated thereby;

3.2.7.           The Lender shall make the applicable Loan available to the Borrower by wire transfer to the Bank Account

16

3.2.8.           The Borrower shall use each Loan solely to pay the Initial SPA Consideration under the SPA for which such loan has been provided for as described hereunder;

3.2.9.           The SPA Closing shall occur and the Borrower shall use the Mezzanine Loan for the purpose set out in Section 2.3.

3.2.10.         Within 7 Business Days following the SPA Closing the Borrower shall provide the Lender with a resolution of each SPC’s board of directors pursuant to which the Participator on behalf of the Lender shall be invited to participate as an observer in any board of directors meetings of the SPCs and shall receive all correspondence accordingly and have the information rights specified under Schedule K. The Borrower shall provide the Participator with all resolutions of the shareholder meetings (written resolution and protocol of shareholder meetings) within 7 Business Days of such meeting.

3.3.

Second Closing Procedure

For the avoidance of doubt, any further consideration and/or amounts due to the Seller in addition to the Initial SPA Consideration (such as the Second Consideration Payment) shall be the responsibility and liability of BSC, Eastern Sphere and the Borrower and the Lender shall under no circumstances have any responsibility in connection therewith. For the avoidance of doubt, Lender confirms that it is aware that the Reserve Amount and the accumulated funds in accordance with the Financial Model during the first three years of operation following each SPA Closing shall be used to perform each Second Consideration Payment.

3.4.

Drop Dead Date

The commitment of the Lender to provide Loans to Borrower under the Mezzanine Facility not actually utilized (by way of Loan Closing) by June 30, 2016, unless extended in writing by the Lender, will be automatically cancelled as of that date, and no Party shall have any claim and/or demand in that respect against any other Party, except for claims for breaches of obligations by any Party hereto prior to such automatic cancellation of commitment and the Lenders’ entitlement to receive payments from the Borrower in respect of indemnities to the extent payable in accordance with the terms hereof.

17

4.             REPAYMENT

4.1.

Commencing on the last day of the calendar quarter following each Loan Closing (“First Repayment Date”), the Borrower shall commence repaying the applicable Loan (together with any accrued Interest Rate) in quarterly instalments on each Repayment Date in accordance with the repayment schedule attached hereto as Schedule N (“Repayment Instalments” and the “Repayment Schedule”, respectively).

4.2.

Notwithstanding anything to the contrary set out herein, all amounts outstanding hereunder shall be repaid by and on the Final Repayment Date.

4.3.

Any amounts repaid by the Borrower may not be subsequently re-borrowed.

5.             PREPAYMENT

5.1.

Except as set forth in Section 2.2 above, Section 5.2, Section 12.6.2 and Section 16.2 below, the Borrower shall not be entitled to prepay any or all of the amounts outstanding hereunder.

5.2.

Subject to the fulfilment of the conditions precedent set forth in Section 5.3 herein, and to the Right of First Refusal of the Lender as set forth in Section 5.4 below, the Borrower may refinance the Plants and prepay the entire outstanding amount of the Loans in cash (“Prepayment Transaction” and “Prepayment”, respectively).

5.3.

Prepayment of the Loans pursuant to the provisions of Section 5.2 is subject to the cumulative fulfilment of each of the following conditions:

5.3.1.           At least five (5) years have lapsed since the applicable Loan Closing Date;

5.3.2.           Refinance Notice (as defined in Section 5.4.1 below) was delivered to the Lender;

5.3.3.           No Notice of Execution of Right of First Refusal (as defined in Section 5.4.1 below) has been delivered to the Borrower;

5.3.4.           The net consideration for the Prepayment shall be: the principal amount of the Loan multiplied by 2.12 minus the aggregate repayment amount of the Loan principle and interest and Operation Fee, actually paid to the Lender until such Prepayment (“Prepayment Fee”).

18

5.4.

Lender shall be entitled to a Right of First Refusal with respect to Prepayment of the Loans, in accordance with the following procedure:

5.4.1.           The Borrower shall deliver the Lender a written notice of its intent to enter into the Prepayment Transaction, which shall detail the following information: (a) the vending (i.e. shares or assets); (b) the consideration and payment terms of consideration; (c) the terms and conditions of refinance to be provided with respect to the Prepayment Transaction; and (d) any other material term or condition with respect to Prepayment (“Refinance Notice”).

5.4.2.           the Lender shall be entitled (at its sole discretion) to notify the Borrower that it wishes, to amend the terms in which the Loan has been provided by the Lender such that it shall be provided upon the terms and conditions set forth in the Refinance Notice, by delivery to the Borrower of a written notice within 21 (twenty one) days as of the receipt of a Refinance Notice (“Notice of Execution of Right of First Refusal”).

5.4.3.           Should the Lender deliver to the Borrower a Notice of Execution of Right of First Refusal, then the Parties shall make the necessary amendments to this Agreement within fourteen (14) days as of the delivery of the Notice of Execution of Right of First Refusal.

5.4.4.           In the event that Lender failed to deliver Borrower a Notice of Execution of Right of First Refusal within the period of time set forth in section 5.4.2 above or has sent written notice waiving its right of first refusal, The Borrower shall be free to prepay the relevant Loan only in accordance with the terms specified in the Refinance Notice and Section 5.3 and by paying the Prepayment Fee . In the event that a Prepayment Transaction has not been closed within ninety (90) days as of the lapse of the period of time set forth in subsection 5.4.2 above, any Prepayment shall be subject to Lender right of first refusal according to the procedure set forth in this Section 5.4.1.

5.4.5.           In the event that the Lender does not exercise its Right of First Refusal, it shall be entitled to the Prepayment Fee.

19

6.            INTEREST AND OPERATION FEE

6.1.

Interest Rate

The rate of interest on the Loans, shall be 14.5% per annum, calculated on a quarterly basis (“Interest Rate”).

6.2.

In addition to the Interest Rate, the Lender shall be entitled to an annual operation fee as specified in Schedule N (the “Operation Fee”). The Operation Fee shall be paid quarterly at the same time as each interest repayment is due.

6.3.

It is hereby clarified that the principal payments, interest payments and the Operation Fee as mentioned in sections 5, 6.1 and 6.2shall not exceed jointly a repayment of the principal of the Loan with a daily interest rate of 0.041% .

6.4.

In the event that any of the provisions of this section 6 shall be deemed illegal or unenforceable, in whole or in part, due to a change in Italian regulations, than this section shall be given the broadest interpretation permissible in order for it to have the fullest effect possible as intended by the Parties, and the Borrower, Eastern Sphere and BSC shall be obligated to pay Lender the balance created due to the change of the Italian regulations by any legal means, and if it is unable to pay such balance it shall Pay the Prepayment Fee shall apply, within 90 days of Lenders written instruction.

6.5.

Interest Periods

6.5.1.           The Interest Period for any Loan will, subject to the other provisions of this Section 6.5.1 be calculated according Section [6.3] above (“Interest Period”). The first Interest Period for each Loan shall commence on the Loan Closing for such Loan and shall end on the last day of the calendar quarter in which the Loan Closing occurred. Each subsequent Interest Period shall commence on the expiry of the previous Interest Period.

6.5.2.           If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

6.5.3.           If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on that Final Maturity Date.

20

6.5.4.           The Borrower shall pay accrued interest on the Loans on the last day of each Interest Period.

6.6.

Interest on Overdue Amounts

As of the third instance of delayed payment, interest on any overdue amounts (if any), shall be payable at a rate of 4% per annum above the rate of interest payable on the Loans prior to such increase.

7.             TAXES

7.1.

Tax Deductions

7.1.1.           The Borrower shall make all payments to be made by it to Lender without any Tax Deduction, unless a Tax Deduction is required by Applicable Law.

7.1.2.           If the Borrower is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify Lender.

7.1.3.           If a Tax Deduction is required by Applicable Law to be made by the Borrower in respect of amounts payable hereunder, then the Borrower will: make the minimum Tax Deduction allowed by Applicable Law and must make any payment required in connection with that Tax Deduction within the time allowed by Applicable Law.

7.1.1.           Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to Lender evidence satisfactory to Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant Tax Authority.

7.2.

Value Added Taxes

Any amount payable hereunder by the Borrower is exclusive of any value added tax. If any value added tax is chargeable, the Borrower shall add such value added tax amount to payments due to Lender, as appropriate, against receipt of a duly issued VAT invoice.

21

8.             REPRESENTATION AND WARRANTIES

The Borrower, Eastern Sphere and BSC, jointly and severally, hereby represent and warrant to the Lender, as of the date hereof, as follows:

8.1.

Corporate Matters

8.1.1.           Each of the Borrower, Eastern Sphere and BSC is duly incorporated and organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority to carry on its business as now being conducted and as contemplated to be conducted.

8.1.2.           Each of the Borrower, Eastern Sphere and BSC has all necessary corporate power and authority to enter into this Agreement and other Mezzanine Documents and to perform its obligations hereunder and to consummate the transactions contemplated thereunder.

8.1.3.           All corporate action on the part of each of the Borrower, its directors or shareholders necessary for the authorisation and execution of each Mezzanine Document and the performance of all of its obligations thereunder have been taken. Each Mezzanine Document constitutes valid and legally binding obligations of the Borrower, enforceable in accordance with its terms.

8.1.4.           The execution and delivery of each Mezzanine Document by the Borrower, Eastern Sphere and BSC does not, and the consummation of the transactions contemplated thereby will not, violate any provisions of the Organisational Documents of the Borrower, Eastern Sphere or BSC or any undertaking of any nature that is binding on it.

8.1.5.           The execution and delivery of each Mezzanine Document by the Borrower, Eastern Sphere and BSC and the consummation by the Borrower, Eastern Sphere and BSC of the transactions contemplated thereby does not require the consent or agreement of any Government Authority or any other third party under Applicable Law, which have not been received.

8.2.

Framework Guaranteed EBITDA Agreement between BSC and Austep S.p.A regarding the Plants, have been signed on July 17th 2015 (the “Framework Guaranteed EBITDA Agreements”).

22

8.3.

Capitalization / Ownership

8.3.1.           The authorized share capital of the Borrower is 10,000 Euro.

8.3.2.           One hundred per cent (100%) of the issued and outstanding share capital of the Borrower, on a fully diluted basis taking into account all issued and outstanding shares of the Borrower of any class, after giving effect to the conversion or exercise (as the case may be) of all convertible securities, options and warrants as well as all other rights of any kind to acquire shares or exchangeable for shares of the Borrower), is held by BSC, via Eastern Sphere, and all such shares are, and except as permitted pursuant to this Agreement, will continue to be, held by BSC, via Eastern Sphere, free and clear of any Security Interests.

8.3.3.           There are no outstanding or authorised subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Borrower to issue any securities, whether convertible or not, or any rights to the foregoing, whether for consideration or otherwise.

8.4.

Business to Date

The Borrower’s sole purpose is to operate in the Field of Operation. Since its incorporation, the Borrower has not engaged in any other business activity.

8.5.

Financial Status

The Borrower does not have any liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, other than pursuant to this Agreement, and the SPAs.

8.6.

No Default

8.6.1.           No breach or default by the Borrower and no breach or default by the SPCs, is outstanding or will result from the execution of the Mezzanine Documents or the performance of any transaction contemplated hereby and thereby.

8.6.2.           To the Borrower’s knowledge, no person has disputed, repudiated or disclaimed liability under any SPC’s Finance Document to which such person is a party nor evidenced an intention to do so.

23

8.6.3.           No other event is (and in respect of the SPCs or any of their respective assets, to the Borrower’s knowledge is) outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of the foregoing, would constitute) a default or termination event (however described) under any document which is binding on the Borrower, the SPC or any of their respective assets to an extent or in a manner which has or would give rise to a Material Adverse Change.

8.7.

Insolvency

No action, legal proceeding or other procedure or step described in Section 12.4 (Insolvency / Liquidation) has been taken in relation to the Borrower nor has been taken or is threatened in writing in relation to the Borrower and to the best knowledge of the Borrower or any SPCs.

8.8.

Business Plan

The Financial Model shall be attached hereto as Schedule N.

8.9.

Litigation

No litigation, arbitration or administrative proceedings or injunction, writ, restricting order or order of any nature are (i) current or have been issued or, are pending before a court or other authorised authority or, are threatened in writing against the Borrower; nor (ii) current or have been issued or, are pending before a court or other authorised authority or, to the Borrower’s knowledge, threatened in writing against any SPC, which have or, if adversely determined, would give rise to a Material Adverse Change.

9.             LENDER REPRESENTATIONS

The Lender hereby represents and warrants as follows:\

9.1.

(i) it has the knowledge and experience in business and financial matters similar to the subject matter of this Agreement; (ii) it has been allowed to review the purchase opportunity of each Plant including the terms of the investment, the financial model and the due diligence reports, and has further conducted its own due diligence, and has been provided with all material documents it has requested ; and (iii) it has been given reasonable opportunity to meet with representative(s) of the BSC/ Eastern Sphere / the Borrower for the purpose of receiving information concerning the investment in the SPCs.

24

9.2.

It has and shall have the financial capability to carry out its obligations under this Agreement in full, when and as set forth herein.

9.3.

Corporate Matters

9.3.1.           The Lender is duly incorporated and organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority to carry on its business as now being conducted and as contemplated to be conducted.

9.3.2.           The Lender has all necessary corporate power and authority to enter into this Agreement and other Mezzanine Documents and to perform its obligations hereunder and to consummate the transactions contemplated thereunder.

9.3.3.           All corporate action on the part of each of The Lender, its investment committees, directors or shareholders necessary for the authorisation and execution of each Mezzanine Document and the performance of all of its obligations thereunder have been taken. Each Mezzanine Document constitutes valid and legally binding obligations of the Lender, enforceable in accordance with its terms.

9.3.4.           The execution and delivery of each Mezzanine Document by the Lender does not, and the consummation of the transactions contemplated thereby will not, violate any provisions of the Organisational Documents of the Lender or any undertaking of any nature that is binding on it.

9.3.5.           The Lender shall deliver upon Loan Closing Date to Borrower certified copies of the resolutions of Lender’s relevant corporate bodies required for approving the execution, delivery and performance of the Mezzanine Documents and all other documents and actions contemplated thereby.

25

10.          COVENANTS

10.1.

Existence

10.1.1.         The Borrower shall, unless otherwise consented to by the Lender at its sole discretion, at all times preserve and maintain in full force and effect: (a) its existence as a limited company under the Applicable Laws of the State of Italy; and (b) good title to its properties and assets.

10.1.2.         The Borrower must not, without the consent of the Lender acting in their sole and exclusive discretion, enter into any amalgamation, demerger, merger or reconstruction or create or register a Security Interest over its shares or other securities.

10.1.3.         The Borrower shall not make any changes, which adversely affect the Lender or its rights under the Mezzanine Documents, to its Organisational Documents or capital structure without the prior consent of the Lender.

10.2.

Compliance with laws

The Borrower shall comply with all Applicable Laws, including in relation to any Tax.

10.3.

Ranking

The Borrower must ensure that its payment obligations under the Mezzanine Documents rank in priority to all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law and/or obligations toward Senior Lenders.

10.4.

Exclusivity

10.4.1.         Each of the Borrower, Eastern Sphere, BSC and any Related Party of BSC may not, directly or indirectly, be involved in a transaction for the acquisition of those certain plants owned by Volteo Energie S.p.A. set forth in Schedule E hereto (each an “Exclusive Project”), unless: (i) BSC, Eastern Sphere and the Borrower have addressed the Lender in writing and provided all information required for the Lender to determine whether to provide a Lender’s Project Approval; and (ii) the Lender has issued a written notice to Borrower declining to issue such Lender’s Project Approval with respect to such Plant, or has not responded within 30 days from receipt of such notice.

26

10.5.

Negative pledge

10.5.1.         The Borrower shall not, and shall exercise its voting power to procure that the SPCs shall not, create or allow to exist any Security Interest on any of their respective assets other than in relation to any of the Mezzanine Documents or SPCs’ Finance Document.

10.5.2.         The Borrower shall not and shall exercise its voting power to procure that the SPCs shall not:

(a)

sell, transfer or otherwise dispose of any of their respective assets on terms where they are or may be leased to or re-acquired or acquired by the Borrower or any of its related entities prior to repayment in full of amounts owing to the Lender pursuant to this Agreement;

(b)

sell, transfer or otherwise dispose of any of their respective receivables on recourse terms;

(c)

enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

10.6.

Disposals

The Borrower must not either in a single transaction or in a series of transactions and whether related or not, dispose of all or any material part of its assets.

10.7.

Financial Indebtedness

The Borrower:

10.7.1.         must not incur, other than under the Mezzanine Documents and the SPCs’ Finance Documents any financial indebtedness of any nature during each of the Loan Periods, it being clarified that any indebtedness owing to the Sellers under the SPA shall be permitted to remain in place without breach hereof;

10.7.2.         shall not issue, provide or otherwise, other than the SPCs’ Finance Documents, incur any guarantee, counter indemnity or similar obligation; and

10.7.3.         must not be the creditor in respect of any financial indebtedness other than in the pursuit of its Field of Operation and within the framework of the Business Plan.

27

10.8.

Ratios

If, at any time following the elapse of 6 months following the Loan Closing, the Financial Model will show ADSCR which has fallen below 1:1.17, or pursuant to the Borrower’s most updated Financial Model it is projected that the ADSCR will fall below such level, the Borrower shall not make any Distributions to its shareholders until the earlier of such time as the Borrower’s ADSCR reaches a level of at least 1:1.22 or the final repayment of all amounts payable by the Borrower hereunder have been made.

The projected ADSCR for the period commencing on Loan Closing and until the Final Repayment Date is as set out in Schedule N.

10.9.

Change of business

The Borrower must not carry on any business other than the Field of Operation.

10.10.

Mezzanine Securities

10.10.1.       The Borrower will maintain all Security Interests created under the Mezzanine Securities for the benefit of the Lender and will affect all registrations relating thereto.

10.10.2.       As of the first Loan Closing, the signatory rights in the Bank Account will be as set forth in Schedule P.

10.11.

Bank Accounts of the SPCs

10.11.1.       The Borrower shall procure that each SPC shall hold only the following bank accounts and shall not open any additional bank accounts without the prior written consent of the Lender: (i) the Proceed Bank Account; (ii) the Distributions Bank Account; (iii) the Operations Bank Account; and (iv) the VAT Bank Account.

10.11.2.       No later than 30 Business Days following the Loan Closing Date, the signatory rights in the Proceed Bank Account and the Distribution Bank Account will be as set forth in Schedule P.

10.12.

Material Contracts

10.12.1.       Without the written consent of the Lender, the Borrower shall not enter into any material contract other than the Mezzanine Documents or as may be required pursuant to the SPCs’ Finance Documents

28

10.12.2.       Any amendment, supplement or replacement of the SPC’s Finance Documents or waiver of rights under the SPC’s Finance Documents (in this Section, “Amendments”) shall be subject to the advance written approval of the Lender as set out below. Requests for approval of Amendments shall be provided to the Lender in writing, together with the form of the suggested Amendment and any clarifications reasonably requested by the Lender. The Lender shall provide its reply to the request for approval of an Amendment within 14 Business Days of submission.

10.13.

Shareholder Interests

10.13.1.       the Borrower must not without the written consent of the Lender which consent shall not be unreasonably withheld :

 (a)

issue any shares, options, warrants or other rights to subscribe, purchase or acquire any shares or other securities convertible into or exchangeable for its shares;

 (b)

alter any rights attaching to its shares as at the date of this Agreement;

 (c)

grant or create any new rights or options to participate directly or indirectly in its revenues or profits ;

 (d)

purchase, cancel, redeem or take steps to reduce any of its shares.

Without derogating from the above, the Borrower shall not issue, purchase, cancel, redeem or repay any capital notes prior to repayment of due and payable amounts owing to the Lender pursuant to this Agreement.

10.14.

Plant EBITDA Agreement Equity Subscription

10.14.1.

Any amendment to the Plant Guaranteed EBITDA Agreements of the Projects, shall be subject to the prior written consent of the Lender and any breach thereof shall be considered an Event of Default under Section 11 hereunder

10.14.2.

Any amendment to the Framework Guaranteed EBITDA Agreements which in any way directly affects the Plant Guaranteed EBITDA Agreements of the Projects, shall be subject to the prior written consent of the Lender.

10.14.3.

The Plant Guaranteed EBITDA Agreements of the Projects shall not confer any rights on BSC and/or Eastern Sphere and/or any of their Affiliates (other than the Borrower).

29

10.15.

Arrangements with Related Parties

Without the written consent of the Lender at the Lender’s sole discretion, the Borrower and each SPC must not enter into any transaction, agreement or arrangement with a Related Party, with the exception of an agreement for the withdrawal of management fees deferred to the Loans hereunder, and subject to limitation on Distribution under this Agreement.

10.16.

Business Plan

10.16.1.

The Borrower shall provide the Lender: (a) with respect to the Borrower: by September, 30 of each calendar year; and (b) with respect to each SPC - by September, 30 of each calendar year - business plans including cash budget detailed on a monthly basis in the form of Schedule I (“Suggested Business Plan”) as well as an annual budget for the next 5 years.

10.16.2.

 Any deviation exceeding 10% of the free cash flow in any year under the Financial Model requires the Lender’s written preapproval.

10.16.3.

The Borrower shall make any amendment in the Suggested Business Plan agreed between the Lender and the Borrower.

10.16.4.

The Borrower shall exercise its best efforts to ensure that that Borrower and SPC expenses shall be in accordance with the approved Business Plan.

10.16.5.

The Borrower shall accumulate in the Bank Account the cash reserve amount required for the payment of the Second Consideration Payment according to the Financial Model (the “Cash Reserve For Second Closing”).

10.17.

Distributions

The Borrower shall not make any Distribution unless all of the following conditions are satisfied:

(i)

Borrower, Eastern Sphere and BSC are in compliance with their obligations in relation to the Reserved Amount, as detailed in Section 2.6 above;

(ii)

Any amounts, including the Repayment Installments and Operation Fee due and payable, up to such time, pursuant to any Mezzanine Document have been paid to the Lender;

(iii)

The Budget versus Actual Report has been provided to the Lender;

30

(iv)       The ADSCR ratio as set forth under Section 10.8;

(v)        No Event of Default is outstanding (or would result from the payment or transfer);

(vi)       Such Distribution is permitted by Applicable Law;

(vii)      The accumulation of the Cash Reserve For Second Closing, as set forth in Section 10.16.5 above.

(viii)     With respect to Material Adverse Change as set forth under Section 10.18 hereunder.

10.18.

In the event of any evidence of any Material Adverse Change, including inter alia, future substantial decline in the financial performance of the Plants (such as material tariff changes, pending cancelation of raw material supply agreement without any parallel alternative agreement) resulting in a decline in any of the years of the repayment of the Loan in the cash flow available for Distribution of the SPCs or the Borrower by more than 10% compared to the Financial Model the Borrower shall not be allowed to make any further Distributions until the Lender is reasonably satisfied that the Borrower can meet its commitment to repay the Loans in full. Notwithstanding the above, the Borrower shall be entitled to make Distributions, subject to accumulating an amount equal to two Repayment Instalment and two Operation Fee payments in a reserve fund, which is pledged in favour of the Lender, prior to such Distribution.

10.19.

Subject to limitation set forth in Section 10.17 above and after Lender has received each of the respective Repayment Installments, the Borrower shall be entitled to transfer any remaining amounts in the Bank Account (“Remaining Amounts”) to any bank account, and shall be entitled to use such Remaining Amounts in accordance with its sole discretion, including without limitation, transfer such Remaining Amounts or any part thereof to its shareholders as distributable proceeds, dividends or otherwise.

10.19.1.

Without derogating from the terms of this Section10.18, the Borrower shall notify the Lender in writing of any Distribution, at least 10 (ten) days prior to the proposed Distribution date.

10.20.

SPCs’ Distributions

10.20.1.

The Borrower will exercise its voting rights in the SPCs to vote in favour of the SPCs making Distributions of the maximum amount that may be so distributed by it.

31

10.20.2.

The Borrower will not, without the prior written approval of Lender, agree to any additional restrictions being imposed on the making of SPCs Distributions other than those under Applicable Law, the SPCs’ Finance Documents and the Guaranteed EBITDA Agreements, and will exercise its voting rights in the SPCs to oppose any change or amendment to the SPC’s Finance Documents and/or the Plant Guaranteed EBITDA Agreements which could result in such additional restrictions being imposed.\

10.21.

Information Rights

The Borrower undertakes to provide Lender with the following:

10.21.1.

Within sixty (60) days of the end of each fiscal year, the audited annual financial statements of the Borrower and each SPC audited by an accounting firm approved by the Lender in writing

10.21.2.

 within forty five (45) days of the end of each quarter, the reviewed financial statements of the Borrower and each SPC reviewed by an accounting firm approved by the Lender in writing.

10.21.3.

At least twice annually and within fourteen (14) days of request by the Lender, confirmation that the ADSCR of the Borrower meets the levels set forth in Section 10.8, such confirmation to be provided as follows: (i) by 1 March of every calendar year - by an independent advisor reasonably acceptable to the Lender, and (ii) by 1 September of every calendar year and with respect to any additional confirmation requested by the Lender - by an officer of the Borrower;

10.21.4.

Within fifteen (15) days of the end of each calendar month a Budget versus Actual Report for each SPC and for the Borrower;

10.21.5.

without derogating from the necessity of Lender approval in accordance with the terms of this Agreement, promptly following execution, copies of all agreements or arrangements entered into with the Senior Lender, including any revisions of the SPCs’ Finance Documents; immediately upon being aware thereof, notice of any breach or potential breach by the Borrower of the Mezzanine Documents;

32

10.21.6.

promptly following issuance or receipt of same and no later than 7 (seven) days of the receipt thereof, copies of all reports and material documents relating to the SPCs. the Plants or the Borrower such as management reports, O&M reports, financial reports, etc. any other information or data reasonably requested by the Lender from time to time, provided that such information is held by the Borrower.

10.21.7.

The Participator, on behalf of the Lender, shall be invited to participate as an observer in any board of directors meetings of the SPCs and shall receive all correspondence accordingly and have the information rights specified under Schedule K

11.          UNDERTAKING OF THE LENDER

If the signature of the Lender, as a signatory of the Proceed Bank Account was requested with respect to a payment: (i) included in the most recent Financial Model or budget approved in writing by the Lender and (ii) included in an agreement approved in writing by the Lender or payment due by any authority by regulation, and was not approved within 7 Business Days of providing the Lender with all required detail concerning such expenditure, the Board of Directors of the SPC shall be entitled to adopt a new signature rights resolution to allow such payment with the sole signature of the Company’s director. It is hereby clarified, that said new signature rights resolution shall be valid apply only in relation to such payment not approved by the Lender as specified above, and that following such payment, the Board of Directors of the Borrower shall immediately reinstate the signature rights set forth in Schedule P and deliver such resolution to the Bank.

12.          EVENTS OF DEFAULT

12.1.

The occurrence of any of the events or circumstances set forth in Sections 12.2- 12.5 shall constitute an Event of Default hereunder. The Borrower undertakes to notify the Lender promptly upon the occurrence of an Event of Default or of any circumstances which come to the Borrower’s attention which would give rise to an Event of Default.

12.2.

Non-Payment

The Borrower fails to pay two consecutive Repayment Instalments or Operation Fee.

33

12.3.

Other Breaches

The Borrower breaches any material obligation, covenant or undertaking under any Mezzanine Document (including, without limitation: (i) failure to register, provide and/or carry out any of the Mezzanine Securities; (ii) any payment from a SPC to Eastern Sphere or BSC or any of their Affiliates other than the Borrower; (iii) failure to deposit the Reserved Amount in accordance with Section 2.6; (iv) failure of BSC to remit to the Borrower the amount in accordance with Section 2.2.2; (v) accumulation of the Cash Reserve Amount For Second Closing in accordance with Section 10.16.5) which is not referred to in this Section 12, and such breach has not been cured within 21 (twenty-one) days, or such other written notice period which may be stated in the respective Mezzanine Document, from receipt of notice from any of the Borrower’s counterparties to such Mezzanine Document that a breach has occurred, or any longer period permitted for cure pursuant to the relevant Mezzanine Document, or any representation or warranty made by the Borrower hereunder was, when made, untrue or misleading in any material way. It is hereby claridied that a strike of the Bank or any act or omission by the Lender which delays the compliance with Section 3.2.2 shall not constitute a material breach under this Section.

12.4.

Insolvency / Liquidation

12.4.1.

The Borrower or any of the SPCs (whether simultaneously or not) is unable to pay its debts or becomes unable to pay its debts as they fall due or suspends making payments (whether of principal or interest) with respect to all or any class of its debts.

12.4.2.

A trustee, liquidator, receiver or similar officer is appointed in respect of the Borrower or any of the SPCs (or any material asset thereof and whether simultaneously or not) or distress or any form of execution is levied or enforced upon or claimed against any such assets, which proceedings are not dismissed, denied, stayed, discharged or struck out within 90 (ninety) days.

12.4.3.

The Borrower, or any of the SPCs convenes a meeting of its creditors or proposes to make any arrangement or composition with, or any assignment for the benefit of, its creditors or a petition is filed or a meeting is convened for the purpose of considering a resolution or other steps are taken for the making of an administration order in relation to such entity or for its winding up, bankruptcy or dissolution.

34

12.4.4.

Any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution (including on a temporary basis) of the Borrower or any of the SPCs (whether simultaneously or not) or an order for their winding-up, administration or dissolution is made, including on a temporary basis, (unless any such proceedings or acts are dismissed, denied, stayed, discharged or struck out within 90 (ninety) days).

12.4.5.

Sections 12.4.1-12.4.2 above shall apply with relation to BSC or Eastern Sphere in the event that such occurrence has an actual effect on the repayment of the Loans under the terms of this Agreement.

12.5.

SPCs’ Finance Documents

The Senior Lenders declares that an event of default has occurred pursuant to the SPCs’ Finance Documents or takes any steps to accelerate the debt thereunder or to realize any Security Interest afforded thereunder and such declaration or action is not stayed or cancelled within 90 (ninety) days.

12.6.

Remedies

12.6.1.

Lender shall deliver written notice to the Borrower informing it of the occurrence of an Event of Default (“Notice of Default”).

12.6.2.

Borrower shall have 7 (seven) days following the receipt of a Notice of Default (the “Cure Period”) to either (i) Cure such Event of Default; or (ii) Prepay the Prepayment Fee.

12.6.3.

In the event that the Borrower does not cure such Event of Default or doesn’t Prepay the Loans as aforementioned within the Cure Period, the Lender shall be entitled to take all steps required to enforce any of the Mezzanine Securities and the Security Interests thereunder (including through use of the Mandate to Sell attached hereto as Schedule H) and the Prepayment Fee shall be immediately due and payable without any further action by the Lender. It is hereby clarified, that parallel to realization of the Mezzanine Securities and until final repayment of all sums under this Agreement to the Lender, in the event of such an uncured Event of Default, the Lender will be entitled to exercise all voting rights in the Borrower and, therefore, to immediately convene a shareholder meeting for the purpose of revoking/appointing the Board of Directors of the Borrower, all according to the Equity Pledge Agreement.

35

12.6.4.

In the event that it is judicially determined that the Lender has exercised the Equity Pledge and transferred the shares of the Borrower via the Mandate to Sell, not in accordance with the terms of this Agreement, the shares shall be returned to Eastern Sphere and the Borrower shall be entitled to the higher of: (i) a payment of `1,000,000 Euro from the Lender; or (ii) to retain the remaining amount of the Loan.

13.          PRIORITY OF MEZZANINE LOANS

13.1.

Insufficient Funds

In the event that the Borrower has insufficient funds to discharge all the amounts then due hereunder, such payment shall be applied towards the obligations of the Borrower hereunder in the following order:

13.1.1.           first, in or towards payment of due and payable fees as set out in Section 15 (expenses), if any;

13.1.2.           second, in or towards payment of due and payable late interest and default interest (including any linkage differentials thereon); if any;

13.1.3.           third, in or towards payment of due and payable interest (including any linkage differentials thereon) and Operation Fee, if any;

13.1.4.           fourth, in or towards repayment of overdue amounts of principal of the Loan, if any;

13.1.5.           fifth, in or towards repayment of due and payable amounts of principal (including any interest thereon), if any; and

13.1.6.           sixth, in or towards payment of any other sum due but unpaid hereunder.

   The Lender may vary the order set out above.

14.          CALCULATIONS

14.1.

Accounts

As between the Borrower and the Lender, entries made into the accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

36

14.2.

Certificates and determinations

Any certification or determination by the Lender of a rate or amount hereunder shall set out the calculation in reasonable detail and will be prima facie evidence of the matters to which it relates.

14.3.

Calculations

Any interest or fee accruing hereunder accrues from day to day and is calculated on the basis of the actual number of days elapsed and a 365 day year.

15.          FEES AND EXPENSES

15.1.

Each party shall bear all costs and expenses (including legal fees) incurred by it in connection with this Agreement including the enforcement of any of its rights hereunder. All fees required to arrange for the securities shall be paid by the Borrower.

16.          ASSIGNMENTS AND TRANSFERS

16.1.

Transfers by the Borrower

16.1.1.

The Borrower must not permit or consent to any Transfer or disbursement of shares of the Borrower unless permitted under this Agreement or in respect of any change in the shareholder register of the Borrower by virtue of the perfection and enforcement of any Security Interest in the Borrower’s shares.

16.1.2.

Until payment in full of the Second Consideration Payment, BSC (via Eastern Sphere) shall not Transfer more than 50% of its interests in the Borrower and shall retain Control and management thereof. In any event of Transfer, such Transfer shall be subject to transferee signing this Agreement and agreeing to its terms, including, inter alia, with respect to the Mezzanine Securities. Following payment in full of the Second Consideration Payment –BSC (via Eastern Sphere) shall be entitled to Transfer any percentage of its interest in the Borrower subject to prior written approval of the Transferee’s identity by the Lender.

37

16.1.3.

Without derogating from Section 16.1.2 above, the Borrower and/or BSC and/or Eastern Sphere may not Transfer any of their rights or obligations hereunder without the prior consent of the Lender

16.2.

Transfers by Lender

Subject to obtaining any approvals required under Applicable Law (if any) and subject to the Borrower’s right to Prepay the Loan under this section 16.2, the Lender shall be entitled to Transfer any of its rights or obligations hereunder (including any charge or pledge issued as a security for the repayment of the Loans) without the prior consent of the Borrower, provided that the Lender shall notify the Borrower in a written notice of any such intent of Transfer no fewer than thirty (30) days prior to such Transfer. The Notice shall include information regarding the identity of the transferee and its written commitment to take on itself all rights and obligations under this agreement (“Notification of Transfer”). In the event of a Transfer by the Lender, the Borrower shall have the right to notify the Lender that it wishes to Prepay the Prepayment Fee, within 30 days of receiving the Notification of Transfer (“Prepayment Notification”). Should the Borrower deliver to the Lender a Prepayment Notification and subject to the execution of such Prepayment including the Prepayment Fee in full within 30 days, no Transfer shall occur.

17.          CONFIDENTIALITY

17.1.

No public announcement or other disclosure concerning the transactions contemplated hereunder shall be made by the Parties save in a form agreed between the Parties or otherwise as required by Applicable Law. To the extent an announcement is required under Applicable Law, the parties shall use their best efforts to agree the form of such announcement in due time and shall otherwise fulfil its obligations as required by Applicable Law by providing the minimum information required pursuant to such Applicable Law, at the discretion of the disclosing party, acting reasonably.

17.2.

The Parties shall not disclose any information concerning the transactions contemplated hereunder or the Plants and shall keep all such information confidential.

The foregoing shall not apply with respect to:

17.2.1.

information which is or becomes part of the public domain, other than as a result of any breach of the obligations of the recipient Party under this Agreement;

17.2.2.

information explicitly approved for release by prior written authorization of the Parties;

38

17.2.3.

information which is required to be disclosed by Applicable Law, provided that the relevant Party shall provide the other parties with prior written notice of the required disclosure and the disclosure shall be limited to the extent expressly required;

17.2.4.

disclosure of any information to the employees, agents, representatives, advisors, current or potential investors of such party, provided that they are subject to obligations to keep such information confidential.

18.          WAIVER OF CLAIMS

The Borrower shall protect, defend, indemnify, and hold the Lender and its directors, employees and advisors harmless against and in respect of any and all loss, liability, deficiency, damage, cost, or expense, or actions (including reasonable legal fees and expenses) in respect of third party claims arising from actions or omissions of the Borrower in relation to the Mezzanine Documents

19.          MISCELLANEOUS\

19.1.

Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to Lender:
If to the Borrower: If to BSC: If to Eastern Sphere:

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or registered air mail if the posting is international) shall be deemed given ten (10) days after posting.

All communications between the parties with respect to this Agreement shall be in the English language.

39

19.2.

Successors and Assignees

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

19.3.

Delays or Omissions; Waiver

The rights of a Party under this Agreement may be waived by such party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

19.4.

Amendment

This Agreement may be amended or modified only by a written document signed by all the Parties hereto.

19.5.

Entire Agreement

This Agreement (together with the other documents contemplated hereby) contains the entire understanding of the Parties with respect to its subject matter and all prior and contemporaneous negotiations, discussions, agreements, representations, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

40

19.6.

Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any Applicable Law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Agreement shall be deemed valid and binding agreements, in each case enforceable in accordance with its terms.

19.7.

Counterparts, Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a party hereto via facsimile will be deemed an original, and binding upon the party who signed it.

19.8.

Agent for Service of Process

BSC and the Borrower hereby appoint Eastern Sphere, with an office as at 35 Assuta St. Even Yehuda Israel, 40500, Israel as its agent to receive on behalf of BSC and/or the Borrower and/or Eastern Sphere, service of copies of the summons and complaint and any other process which may be served in any action or proceeding in Israel in connection with this Agreement. Such service may be made by post or personal delivery, care of Eastern Sphere at the above address, and BSC and the Borrower hereby authorizes and directs Eastern Sphere to accept such service on its behalf and agrees that failure by such agent to notify either BSC, Eastern Sphere or the Borrower of the process will not invalidate the proceedings concerned.

19.9.

Governing Law, Disputes and Venue

19.9.1.

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without regard to conflicts of laws or the choice of law principles of any jurisdiction and without the need of any party to establish the reasonableness of the relationship between such laws and the subject matter of this Agreement.

19.9.2.

All disputes, controversies, claims or differences between the Parties arising out of, in relation to or in connection with the Agreement, shall be referred to the arbitration upon the request of either Party, before the Arbitrator.

41

19.9.3.

The arbitration shall be conducted in accordance with the Arbitration Law, 5728-1968 of Israel and shall be held as promptly as possible in Tel Aviv and at such time as the Arbitrator may determine. This Clause constitutes an arbitration agreement of the Parties as defined in the aforesaid Arbitration Law.

19.9.4.

The Arbitrator shall resolve the dispute within 90 days. All arbitration proceedings shall be conducted in the Hebrew language (unless agreed otherwise by the Parties). The Arbitrator shall not be bound by the rules of evidence nor shall he/she be bound by procedure laws, but he/she shall be bound by substantive law and he/she will give reasons for his/her decision. The Arbitrator shall be entitled to make interim or temporary awards whether mandatory or prohibitive. The decision of the Arbitrator shall constitute an award but shall be subject to appeal in accordance with Section 29B of the Arbitration Law. The costs of the arbitral process, including fees and expenses of the Arbitrator, shall be borne as shall be decided by the Arbitrator.

19.10.

Further Actions

At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

19.11.

No Third-Party Beneficiaries

Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

***

[remainder of this page intentionally left blank]

42

[Signature Page of Long Term Mezzanine Loan Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

/s/ Roy Amitzur Blue Sphere Corporation	/s/ Nimrod Goor Helios E.M. Investments L.P
Name: Roy Amitzur	Name: Nimrod Goor
Title: Executive V.P.	Title: General Partner

/s/ Roy Amitzur Bluesphere Italy SRL	/s/ Roy Amitzur Eastern Sphere Ltd.
Name: Roy Amitzur	Name: Roy Amitzur
Title: Executive V.P.	Title: Executive V.P.